EXHIBIT 3.1

AMENDMENT TO

AMENDED AND RESTATED BYLAWS OF

SOBR SAFE, INC.

(A DELAWARE CORPORATION)

By resolutions adopted and approved as of the date hereof by the written consent of the directors of SOBR Safe, Inc. (the “Company”) pursuant to Section 144(f) of the Delaware General Corporation Law, the Amended and Restated Bylaws of the Company are hereby amended as follows:

1. Section 3.5 is hereby amended and restated to read in its entirety as follows:

Section 3.5 Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Amended and Restated By-Laws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of one-third of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, or by the Certificate of Incorporation or these Amended and Restated By-Laws, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Amended and Restated By-Laws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Amended and Restated By-Laws, one-third of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Amended and Restated By-Laws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

IN WITNESS WHEREOF, the undersigned does hereby certify that this Amendment to Amended and Restated Bylaws of SOBR Safe, Inc., has been duly adopted by the Board of Directors and is effective as of this 6th day of April, 2023.

By:	/s/ David Gandini
David Gandini
Chief Executive Officer